Exhibit 99.1
Limoneira Company Announces First Quarter Fiscal Year 2026 Financial Results

Total Costs and Expenses Decline 27% Year-Over-Year Reflecting Disciplined Execution of Operational Transformation; Tracking Toward $10 Million in Targeted Annual Selling, General and Administrative Savings

Company Reiterates Avocado and Lemon Volume Guidance for Full Year Fiscal 2026

Near-Term Water Monetization Expected in Fiscal Year 2026 as Company Advances Water Value Creation Strategy

SANTA PAULA, Calif.-- (BUSINESS WIRE) – March 12, 2026 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified lemon and avocado growing and lemon packing company with related agribusiness activities and real estate development operations, today reported financial results for the first quarter ended January 31, 2026.

The Company continues to execute on its value creation strategy of growing agriculture income and monetizing land and water assets.

•Agriculture initiatives include:
•Streamlining operations;
•Expanding avocado production;
•Optimizing lemon packing with recently announced Sunkist partnership; and
•Expanding organic recycling facility.
•Land and water assets initiatives include:
•Selling non-strategic land assets (remaining near-term pipeline); and
•Selling certain water rights (near and medium-term pipeline).

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Our first quarter results reflect the strategic transformation we are executing to position Limoneira for sustainable, long term value creation. While the cadence of lemon sales will shift due to our return to Sunkist, with the first and second quarters expected to have lower sales and the third and fourth quarters higher, we’re pleased that fresh utilization improved in the first quarter and we remain on track with our volume guidance for both lemons and avocados in fiscal 2026. While we experienced $2.5 million of specific expenses in the quarter, including packinghouse repairs recovered from insurance proceeds received in the second quarter and expenses related to the sale of our Chilean farms, the operational improvements we implemented are already delivering results, with operating costs down 27% versus the prior year period. Our decision to partner with Sunkist remains on track to achieve our goal of approximately $10 million in selling, general and administrative savings for fiscal 2026.”

Mr. Edwards continued, “Beyond our core agricultural operations, our diversified value creation strategy continues to advance. Harvest at Limoneira Phase 2 home sales are underway with robust demand, and we expect to receive an additional $155 million from Harvest, LLCB II and East Area II over the next five fiscal years. Our 800 acres of non-bearing avocados are on schedule to become full bearing over the next two to four years, which would nearly double our avocado production capacity. Additionally, we anticipate near term water monetization this fiscal year. We are executing a comprehensive strategy across agricultural production optimization and asset monetization intended to position us for both near term resilience and long-term growth. We believe that we have the asset base, strategic partnerships, and operational improvements in place to deliver sustainable value creation.”

Fiscal Year 2026 First Quarter Results

For the first quarter of fiscal year 2026, total net revenues were $18.2 million, compared to total net revenues of $34.3 million in the first quarter of the previous fiscal year. Agribusiness revenues were $16.8 million, compared to $32.9 million in the first quarter of last fiscal year. Other operations revenue was consistent in the first quarters of the current and prior fiscal years. The year-over-year decrease in total net revenues was driven by the Company's strategic transition to Sunkist for lemon sales and marketing. This partnership resulted in a significant shift in the quarterly sales cadence for lemons compared to historical patterns. Under the new Sunkist structure, the first and second quarters are expected to have lower lemon sales volumes, while the third and fourth quarters are expected to have higher lemon sales volumes. Additionally, the Company exited its brokerage business in the first quarter of fiscal year 2026 and its farm management business during fiscal year 2025, which further contributed to the year-over-year revenue decrease.

Agribusiness revenues in the first quarter of fiscal year 2026 include $11.9 million in fresh packed lemon sales, compared to $21.2 million of fresh packed lemon sales during the same period of fiscal year 2025. Approximately 681,000 cartons of U.S. packed fresh lemons were sold in aggregate during the first quarter of fiscal year 2026 at a $17.41 average price per carton, compared to approximately 1,147,000 cartons sold at an $18.44 average price per carton during the first quarter of fiscal year 2025. The decrease in fresh carton volume was related to the shift in cadence as a result of the Sunkist agreement. Per carton prices for the first quarter of fiscal year 2026 are net of the Sunkist marketing fee. Brokered lemons and other lemon sales were $1.0 million and $2.2 million in the first quarter of fiscal years 2026 and 2025, respectively. The decrease compared to the same period of fiscal year 2025 was due to the transition of our brokerage operations to Sunkist.

The Company recognized no avocado revenue in the first quarter of fiscal year 2026, compared to $162,000 of avocado revenue in the first quarter of last fiscal year due to the timing of harvest. Approximately 73,000 pounds of avocados were sold in aggregate during the first quarter of fiscal year 2025 at a $2.25 average price per pound.

The Company recognized $10,000 of orange revenue in the first quarter of fiscal year 2026, compared to $1.6 million in the same period of fiscal year 2025. The decrease compared to the same period of fiscal year 2025 was related to the sale of the Company’s Chilean agricultural properties and the transition of our brokerage operations to Sunkist.

Specialty citrus and wine grape revenues were $0.7 million in the first quarter of fiscal year 2026, compared to $0.5 million in the first quarter of fiscal year 2025. The increase compared to the same period of fiscal year 2025, was primarily due to no wine grape revenue recorded in the first quarter of fiscal year 2025 due to the timing of harvest, partially offset by a decrease in specialty citrus due to the transition of our brokerage operations to Sunkist.

Due to the termination of the farm management agreement with PGIM Real Estate Finance, LLC effective March 31, 2025, there was no farm management revenue in the first quarter of fiscal year 2026, compared to $1.2 million in the same period of fiscal year 2025.

Total costs and expenses in the first quarter of fiscal year 2026 were $28.8 million, compared to $39.7 million in the first quarter of last fiscal year. The 27% decrease was primarily due to reduced agribusiness volumes and the elimination of citrus sales and marketing costs following the transition of these operations to Sunkist, which resulted in lower agribusiness costs and expenses and a decrease in selling, general and administrative expenses related to the Sunkist agreement.

Operating loss for the first quarter of fiscal year 2026 was $10.6 million, compared to operating loss of $5.3 million in the first quarter of the previous fiscal year. The increase in operating loss was primarily due to decreased agribusiness revenues, as well as $1.0 million in packinghouse repairs which the Company recovered through insurance proceeds received in the second quarter, $0.5 million in costs related to closing the Chilean farming operations, and $1.5 million of gain on sales of water rights in fiscal year 2025. Additionally, total other expense for fiscal year 2026 includes $1.0 million in foreign exchange fluctuation on the receivables from the sale of the Chilean farming assets.

On March 10, 2026, the Company received $0.9 million in insurance proceeds related to an incident which occurred at its packinghouse and for which repair costs were incurred during the first quarter of fiscal year 2026. On March 12, 2026, the Company received confirmation from its insurance company that an additional $1.4 million of insurance proceeds is anticipated to be received in the second quarter of fiscal year 2026. These insurance proceeds are anticipated to be recorded during the second quarter of fiscal year 2026.

Net loss applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2026 was $9.6 million, compared to net loss applicable to common stock of $3.2 million in the first quarter of fiscal year 2025. Net loss per diluted share for the first quarter of fiscal year 2026 was $0.53, compared to net loss per diluted share of $0.18 for the same period of fiscal year 2025.

Adjusted net loss for diluted EPS in the first quarter of fiscal year 2026 was $8.5 million or $0.48 per diluted share, compared to the first quarter of fiscal year 2025 adjusted net loss for diluted EPS of $2.5 million or $0.14 per diluted share. A reconciliation of loss attributable to Limoneira Company to adjusted net loss for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was a loss of $7.7 million in the first quarter of fiscal year 2026, compared to a loss of $2.3 million in the same period of fiscal year 2025. A reconciliation of net income or loss attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2026, net cash used in operating activities was $11.7 million, compared to net cash used in operating activities of $12.9 million in the same period of the prior fiscal year. For the first quarter of fiscal year 2026, net cash used in investing activities was $3.4 million, compared to net cash used in investing activities of $3.5 million in the same period last fiscal year. Net cash provided by financing activities was $15.3 million for the first quarter of fiscal year 2026, compared to net cash provided by financing activities of $14.5 million in the same period of the prior fiscal year.

Long-term debt as of January 31, 2026, was $89.9 million, compared to $72.5 million at the end of fiscal year 2025. Debt levels as of January 31, 2026, less $1.3 million of cash on hand, resulted in a net debt position of $88.6 million at quarter end. In April 2025, the Company received a cash distribution of $10.0 million of its share of a $20.0 million cash distribution from its 50%/50% real estate development joint venture, Harvest at Limoneira, with The Lewis Group of Companies. The distribution came from the joint venture’s available cash and cash equivalents, which as of January 31, 2026, totaled $27.6 million.

Real Estate Development and Water Transactions

In April 2024, Harvest at Limoneira closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. In February 2026, Harvest at Limoneira celebrated the grand opening of five new neighborhoods in Phase 2 and home sales are underway.

In September 2025, Limoneira announced a plan to explore providing housing on the Limco Del Mar Ranch to address Ventura County’s housing needs. Limoneira believes that infill development, such as the Limco Del Mar project, offers the opportunity for efficient, balanced, and well-planned development that has the potential to stimulate economic growth, create jobs, and contribute to vibrant livable communities.

The Company’s farming operations in Yuma, Arizona source water from the Colorado River, where it has access to approximately 11,500 acre-feet of Class 3 Colorado River water rights. Several reservoir and water management agreements that govern the management of the Colorado River are scheduled to expire at the end of 2026 and the Company believes there may be near-term opportunities for monetization of its water rights.
Fiscal Year 2026 Guidance and Longer-Term Outlook

The Company continues to expect fresh lemon volumes to be in the range of 4.0 million to 4.5 million cartons for fiscal year 2026. The Company continues to expect avocado volumes to be in the range of 5.0 million to 6.0 million pounds for fiscal year 2026.

The Company expects to receive total proceeds of approximately $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, of which $10 million was received in fiscal year 2025 and $15 million was received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025 Actual	2026	2027	2028	2029	2030
Projected Distributions	$15	$10	$5	$35	$41	$32	$42

The Company has 800 acres of non-bearing avocados estimated to become full bearing over the next two to four years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to continue expanding its plantings of avocados over the next two fiscal years. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on March 12, 2026, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately three hours after the call concludes and will be available through March 26, 2026, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13759137.

About Limoneira Company

Limoneira Company, a 133-year-old international agribusiness headquartered in Santa Paula, California, has become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 7,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Argentina. The Company is a leading producer of lemons and avocados that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “intend,” “should,” “will,” “likely,” “strive,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the transition of the Company's lemon sales and marketing to Sunkist Growers Inc. and managing the risks involved in the foregoing; the ability of the transition to Sunkist to improve efficiency and reduce cost; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreements or obtain modifications, waivers or deferrals of such covenants; changes in interest rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; government restrictions on land use; the impact of foreign exchange rate movements; loss of important intellectual property rights; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	January 31, 2026	October 31, 2025
Assets
Current assets:
Cash	$1,267	$1,509
Accounts receivable, net	10,282	15,432
Cultural costs	1,784	2,406
Prepaid expenses and other current assets	9,722	4,444
Receivables/other from related parties, net	2,934	2,973
Assets held for sale	—	13,718
Total current assets	25,989	40,482
Property, plant and equipment, net	173,549	172,645
Real estate development	11,133	10,628
Equity in investments	72,660	72,167
Goodwill	1,373	1,506
Intangible assets, net	2,441	2,621
Other assets	20,385	11,088
Total assets	$307,530	$311,137

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,517	$7,896
Growers and suppliers payable	2,461	6,885
Accrued liabilities	6,629	9,290
Payables to related parties	6,749	5,989
Current portion of long-term debt	25	31
Total current liabilities	22,381	30,091
Long-term liabilities:
Long-term debt, less current portion	89,918	72,450
Deferred income taxes	12,563	15,378
Other long-term liabilities	2,018	2,381
Total liabilities	126,880	120,300
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2026 and October 31, 2025) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2026 and October 31, 2025) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2026 and October 31, 2025)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,357,854 and 18,287,868 shares issued and 18,106,877 and 18,036,891 shares outstanding at January 31, 2026 and October 31, 2025, respectively)	181	180
Additional paid-in capital	171,285	171,365
Accumulated deficit	(11,980)	(1,070)
Accumulated other comprehensive loss	(5,494)	(6,270)
Treasury stock, at cost, 250,977 shares at January 31, 2026 and October 31, 2025	(3,493)	(3,493)
Noncontrolling interests	19,341	19,315
Total stockholders' equity	169,840	180,027
Total liabilities, convertible preferred stock and stockholders’ equity	$307,530	$311,137

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended January 31,
	2026	2025
Net revenues:
Agribusiness	$16,756	$32,852
Other operations	1,449	1,453
Total net revenues	18,205	34,305
Costs and expenses:
Agribusiness	23,019	33,499
Other operations	1,071	1,171
Gain on sales of water rights	—	(1,488)
Loss (gain) on disposal of assets, net	73	(6)
Selling, general and administrative	4,593	6,475
Total costs and expenses	28,756	39,651
Operating loss	(10,551)	(5,346)
Other (expense) income:
Interest income	8	15
Interest expense, net of patronage dividends	(779)	(260)
Equity in earnings of investments, net	176	102
Other (expense) income, net	(863)	11
Total other expense	(1,458)	(132)
Loss before income tax benefit	(12,009)	(5,478)
Income tax benefit	2,696	2,407
Net loss	(9,313)	(3,071)
Net income attributable to noncontrolling interests, net	(114)	(3)
Net loss attributable to Limoneira Company	(9,427)	(3,074)
Preferred dividends	(125)	(125)
Net loss applicable to common stock	$(9,552)	$(3,199)

Basic net loss per common share	$(0.53)	$(0.18)

Diluted net loss per common share	$(0.53)	$(0.18)

Weighted-average common shares outstanding-basic	17,909	17,791
Weighted-average common shares outstanding-diluted	17,909	17,791

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with the Company's capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, loss (gain) on disposal of assets, net and foreign currency transaction losses, are important measures to evaluate the Company's results of operations between periods on a more comparable basis. Adjusted EBITDA in fiscal year 2025 did not exclude foreign currency transaction losses which has now been excluded as management believes this is a better representation of cash generated by operations. Foreign currency transaction losses were immaterial in fiscal year 2025. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended January 31,
	2026	2025
Net loss attributable to Limoneira Company	$(9,427)	$(3,074)
Interest income	(8)	(15)
Interest expense, net of patronage dividends	779	260
Income tax benefit	(2,696)	(2,407)
Depreciation and amortization	2,158	2,016
EBITDA	(9,194)	(3,220)
Stock-based compensation	344	932
Loss (gain) on disposal of assets, net	73	(6)
Foreign currency transaction losses	1,043	—
Adjusted EBITDA	$(7,734)	$(2,294)

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS (in thousands, except per share data):

	Three Months Ended January 31,
	2026	2025
Net loss attributable to Limoneira Company	$(9,427)	$(3,074)
Effect of preferred stock and unvested, restricted stock	(139)	(144)
Stock-based compensation	344	932
Loss (gain) on disposal of assets, net	73	(6)
Foreign currency transaction losses	1,043	—
Tax effect of adjustments at federal and state rates	(402)	(255)
Adjusted net loss for diluted EPS	$(8,508)	$(2,547)

Diluted net loss per common share	$(0.53)	$(0.18)
Adjusted diluted net loss per common share	$(0.48)	$(0.14)

Weighted-average common shares outstanding - diluted	17,909	17,791
Adjusted weighted-average common shares outstanding - diluted	17,909	17,791

Supplemental Information
(in thousands):

	Agribusiness Segment Information for the Three Months Ended January 31, 2026
	Fresh Lemons	Lemon Packing	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$8,718	$6,958	$—	$1,080	$16,756
Costs and expenses, excluding depreciation and amortization:
Labor and benefits	—	3,801	—	—	3,801
Packing supplies and fruit treatments	—	2,047	—	—	2,047
Harvest costs	998	—	—	169	1,167
Growing costs	2,548	—	29	807	3,384
Third party grower and supplier costs	7,492	—	—	30	7,522
Other segment items	—	3,152	—	24	3,176
Total costs and expenses, excluding depreciation and amortization	11,038	9,000	29	1,030	21,097
Depreciation and amortization	—	—	—	—	1,922
Operating (loss) income	$(2,320)	$(2,042)	$(29)	$50	$(6,263)

	Agribusiness Segment Information for the Three Months Ended January 31, 2025
	Fresh Lemons	Lemon Packing	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$16,446	$11,815	$162	$4,429	$32,852
Costs and expenses, excluding depreciation and amortization:
Labor and benefits	—	4,215	—	—	4,215
Packing supplies and fruit treatments	—	3,111	—	—	3,111
Harvest costs	1,761	—	15	45	1,821
Growing costs	2,926	—	22	1,314	4,262
Third party grower and supplier costs	12,472	—	—	1,880	14,352
Other segment items	—	3,265	—	699	3,964
Total costs and expenses, excluding depreciation and amortization	17,159	10,591	37	3,938	31,725
Depreciation and amortization	—	—	—	—	1,774
Operating (loss) income	$(713)	$1,224	$125	$491	$(647)

Supplemental Information (continued)
(in thousands, except acres and average price amounts):

Lemons	Q1 2026	Q1 2025	Lemon Packing	Q1 2026	Q1 2025
United States:			Cartons packed and sold	681	1,147
Acres harvested	1,400	1,600	Revenue	$6,958	$11,815
Limoneira cartons sold	147	194	Direct costs	$9,000	$10,591
Third-party grower cartons sold	534	953	Operating (loss) income	$(2,042)	$1,224
Average price per carton	$17.41	$18.44
			Avocados	Q1 2026	Q1 2025
Chile:			Pounds sold	—	73
Lemon revenue	$37	$1,263	Average price per pound	$—	$2.25
40-pound carton equivalents	—	113

Other:
Packing and handling	$2,857	$4,545
Lemon by-product sales	$—	$356
Brokered lemons and other lemon sales	$928	$945

Agribusiness costs and expenses	Q1 2026	Q1 2025
Packing costs	$9,000	$10,591
Harvest costs	1,167	1,821
Growing costs	3,384	4,262
Third-party grower and supplier costs	7,522	14,352
Other costs	24	699
Depreciation and amortization	1,922	1,774
Agribusiness costs and expenses	$23,019	$33,499